COMPARISON OF CHANGE IN VALUE OF $10,000 INVESTMENT
IN DREYFUS VARIABLE INVESTMENT FUND, QUALITY BOND PORTFOLIO
AND THE MERRILL LYNCH DOMESTIC MASTER INDEX (SUBINDEX D010)
EXHIBIT A:

                MERRILL LYNCH       DREYFUS VARIABLE
               DOMESTIC MASTER      INVESTMENT FUND,
  PERIOD            INDEX             QUALITY BOND
              (SUBINDEX D010)*          PORTFOLIO

 8/31/90                 10,000                  10,000
 12/31/90                10,633                  10,240
 12/31/91                12,307                  11,686
 12/31/92                13,228                  13,098
 12/31/93                14,532                  15,106
 12/31/94                14,121                  14,414
 12/31/95                16,713                  17,357
 12/31/96                17,311                  17,899


*Source: Merrill Lynch, Pierce, Fenner and Smith Inc.